                                                                   Exhibit 10(r)


COLD METAL PRODUCTS, INC.

                                                                 August 12, 1998

VIA FEDERAL EXPRESS & FAX
-------------------------


Mr. James R. Harpster
Cold Metal Products, Inc.
8526 South Avenue
Youngstown, Ohio  44514

Dear Jim:

         This letter agreement sets forth the terms and conditions of your separation from employment with Cold Metal Products, Inc. (the "Company"). We agree as follows:

         1. RESIGNATION DATE: TERMINATION. (a) Your resignation as an officer of the Company and from the Boards of Directors of the Company and all of its related corporations will be effective on such date as is determined by the Board of Directors of the Company (the "Board") and communicated to you in writing. Such date is referred to herein as the "resignation date." Your termination of employment with the company will be effective on the last day of the one year period beginning on the later of the resignation date or December 31, 1998, which is referred to herein as the "post-resignation period."

         (b) During the post-resignation period, your only duties will be to render such consulting, advisory and transitional services relating to the Company's business as the Board or its designee may reasonably request, and you will not have authority to bind or obligate the Company in any way. The Company recognizes that you will not devote all of your working time to the performance of such duties.

         (2) OBLIGATIONS OF THE COMPANY. In consideration of the agreements, releases and representations made by you in this Agreement:

         (a) During the post-resignation period: (i) you will continue to receive your annual salary, at the annual rate of $350,000, less lawful withholdings and (ii) you will continue to participate in whatever employee benefit plans and fringe benefit arrangements you now participate in, other than the Special Incentive Compensation Plan and the 1994 Incentive Program, subject to the Company's right to modify, amend or terminate any such plan or arrangement. In particular: (i) for purposes of computing the amount of your pension from the Pension Plan for Salaried Non-Bargaining Employees of Cold Metal Products, Inc. (the "Pension Plan"), you will be credited with service for the post-resignation period, and (ii) you will receive your accrued and unused vacation pay for all of 1998, in the amount of $21,250, on January 4, 1999. Your retirement under the Pension Plan will be effective on the last day of the post-resignation period.




      111 West Second Street - P. O. Box 0310 - Jamestown, NY 14702-0310 -
                      (716) 664-6014 - Fax: (716) 664-5057

         (b) You will receive all amounts credited to your account under the Company's Special Incentive Compensation Plan, including investment earnings, as if you had "Retired," within the meaning of such plan, on the resignation date. Payment will be made to you on January 4, 1999.

         (c) Your resignation on the resignation date will be considered a "Normal Termination" for purposes of the Company's 1994 Incentive Program, so that your currently exercisable options to purchase 65,000 shares of Company stock will not expire until five (5) years after the resignation date. You agree that your employment after the resignation date will not defer or affect the effective date of your Normal Termination for purposes of this program.

         (d) At the end of the post-resignation period, the Company will transfer title to your Company vehicle to you.

         (e) The Company will reimburse you for fees incurred for outplacement, legal and accounting services to the extent related to the subject matter of this agreement and not in excess of an aggregate amount of $25,000.

         3. PURCHASE OF STOCK. The Company agrees to purchase 208,050 shares of the Company's restricted common stock owned by you at the stipulated price on or within three (3) days after the later of the resignation date or January 1, 1999, subject to approval of the Company's lenders. For purposes of this Agreement, the "stipulated price" means the higher of:

         (a) the average of the closing prices of such stock on the New York Stock Exchange over the 20 trading days preceding the resignation date; or

         (b) the book value of such shares as reflected on the Company's last quarterly balance sheet preceding the resignation date.

At the closing of such purchase, which shall be held on such date as we agree, within the period stated above, the Company will deliver payment for the shares, by wire transfer to an account designated by you or as you otherwise reasonably instruct, and you will deliver certificates representing all shares, endorsed for transfer or with duly executed stock powers attached.

         4. YOUR OBLIGATIONS: GENERAL RELEASE. (a) In consideration of your receipt of the payments and benefits described in paragraph 2 above:

                  (i) You release and agree not to sue the Company, Aarque Securities Corporation or any of their affiliates, or any of the officers, agents or employees thereof, with respect to any claim, whether known or unknown, which you have, or may have, related to your employment with the Company, or termination of such employment (the "Claims"), including all Claims of unlawful discrimination on account of sex, race, age, disability, veteran's status, national origin or religion; all Claims based upon any federal, state or local equal employment opportunity law, including the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1990, the Civil

         Rights Act of 1991, all Claims for violations of the employee Retirement Income Security Act of 1974; all Claims for violation of any agreement or representation, express or implied, made prior to or simultaneously with this Agreement; and all Claims based upon wrongful termination of employment and similar or related Claims.

                  (ii) You will not disclose any Confidential Information in whole or in part to any person, firm or corporation for any reason or purpose whatsoever, or use such information in any way or in any capacity. The term "Confidential Information" shall mean secret or confidential information relating to the Company, its affiliates and customers or their affiliates, which conveys a competitive advantage to the Company or any such customer, client or affiliate, and which was disclosed to or known by you as a consequence of or through your employment with the Company (including information conceived, originated, discovered or developed by you), which information is not otherwise generally known in the relevant trade or industry or public knowledge. The covenants set forth in this clause (ii) will be effective until December 31, 2001.

         (b) It is agreed that the general release set forth in this paragraph 4: (i) does not release the Company of its obligations under this Agreement; and
(ii) shall not adversely affect such benefits, if any, to which you may be entitled under the Pension Plan, the Cold Metal Products, Inc. Thrift Plan, the Cold Metal Products, Inc. Special Incentive Compensation Plan, the Cold Metal Products, Inc. 1994 Special Incentive Program and the group benefit plan for salaried employees, as such plans may be amended from time to time.

         (c) You represent and acknowledge that you do not possess any literature, manuals, documents, data, information, order forms, price lists, memoranda, correspondence, computer disks or tapes, customer or prospective customer lists, customers' orders or records, whether compiled by you, a customer or the Company, or coming to your knowledge or custody in connection with your activities as an employee of the Company, or any machines, parts, equipment, or other materials received by you from the Company or from any of its customers in connection with such activities, excluding publicly available documents and information.

         5. NON-COMPETE AGREEMENT.(a) For a period of three years beginning on the resignation date you will not, directly or indirectly without the prior written consent of the Company:

                  (i) own, manage , operate, join, control, be employed by, or participate in the ownership, management, operation or control of (excepting less than 5% stock holdings for investment purposes), any of the following companies: CalStrip Corporation, Gibraltar Steel, Greer Steel, Rome Strip Steel, Samuel-Whittar, The Steel Company, Steel Technologies, Thais Precision Steel, Thompson Steel, Thomas Steel Strip, Worthington Steel, or any other company engaged in North America (United States, Canada and Mexico) in any business whose principal activity is the cold rolling and sale of carbon or alloy strip steel; or

                  (ii) endeavor to employ or entice away from the Company, any employee or customer of the company, or disparage in any way the Company or its products to any employee or customer of the Company.

         (b) In consideration of the covenants set forth in this paragraph 5, during the two-year period beginning January 1, 2000, the Company will pay you an amount equal to $175,000 per year in equal monthly installments.

         (c) The provisions of this paragraph 5 are not intended to prevent you from obtaining other employment, but are intended to protect the Company from the use of its trade secrets, confidential information and relationships with customers and vendors. You agree that the covenants set forth in this paragraph 5 are reasonable. You further agree that any breach of the terms of this paragraph 5 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law, and that in the event of any such breach the Company shall be entitled to an immediate injunction and restraining order to prevent such breach, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. Should the arbitrator or a court determine, however, that any provision of any of such covenants is unreasonable, either in period of time, geographical area or otherwise, the parties hereto agree that the covenant shall be interpreted and enforced to the maximum extent that such arbitrator or court deems reasonable.

         (d) In the event of any breach of the provisions of this paragraph 5, the Company may terminate all payments and other consideration owing to you pursuant to this agreement (including all payments and other consideration described in paragraphs 2 and this paragraph 5), and will have no further obligation to you arising out of your separation from employment with the Company or this agreement, excepting only such benefits, if any, to which you may be entitled under the Pension Plan or the Cold Metal Products, Inc. Thrift Plan.

         6. ACKNOWLEDGMENTS. By signing this Agreement, you expressly acknowledge and agree that:

         (a) You have read and full understand the terms of this Agreement;

         (b) You understand that this Agreement constitutes a full, final and binding settlement of all matters covered by this Agreement and that this Agreement constitutes a release of all claims, known and unknown, which relate to your employment or separation from employment including, without limitation, claims under the Age Discrimination in Employment Act;

         (c) You understand that this Agreement does not waive any rights or claims arising after this Agreement goes into effect;

         (d) The payments and benefits described above are significantly more valuable than any payments or benefits you would be entitled to receive under the Company's normal termination policies;

         (e) You have been advised to consult an attorney prior to signing this Agreement.

         (f) You have had adequate opportunity to request and have received all information you need to understand this Agreement and have been offered sufficient time, that is, at least twenty-one (21) days to consider whether to sign this Agreement; and

         (g) You have knowingly and voluntarily entered this Agreement without any duress, coercion or undue influence by anyone.

         7. ARBITRATION. We hereby agree that all disputes arising under or relating to this agreement will be submitted to arbitration in Cleveland, Ohio in accordance with the rules of the American Arbitration Association, before a panel of three (3) arbitrators, one selected by each of the parties and the third selected by the arbitrators selected by the parties. The arbitrators' fees will be paid by the Company, but each party will pay his or its own attorney's fees and other costs.

         8. MISCELLANEOUS. (a) You and the Company agree that this Agreement contains the complete agreement between you and the Company and that there are no other agreements or representations relating in any way to the subject matter of this Agreement.

         (b) This Agreement will become effective on the 7th day after you sign it. During the seven (7) days after you sign this Agreement, you may revoke it by giving written notice to the Company, in which event this Agreement will not go into effect.

         So that there is no misunderstanding, if a signed copy of this letter is not received by us by August 14, 1998, the special severance arrangement described in this letter will be deemed to be withdrawn.


                                                     COLD METAL PRODUCTS, INC.


                                                     By: /s/ R. Quintus Anderson
                                                         -----------------------

ACCEPTED AND AGREED:

/s/ James R. Harpster
---------------------
James R. Harpster

Date:  August 13, 1998
       ---------------